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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Del Monte Foods Company:

We consent to the use of our reports dated August 22, 1997 (except for Note N, as to which the date is June 29, 1998, and Note M, as to which the date is July 22, 1998) and May 1, 1998 (except for Note O, as to which the date is June 29, 1998, and the third paragraph of Note M, as to which the date is July 22, 1998) with respect to Del Monte Foods Company included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of Del Monte Foods Company.



/s/ KPMG Peat Marwick LLP


San Francisco, California
August 5, 1998